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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made as of the 1st day of May, 1999, by and between American Medical Systems, a Delaware Corporation, whose principal place of business is located at 10700 Bren Road West, Minnetonka, Minnesota 55343, hereinafter called "AMS", and Johann Neisz, residing at 9951 Egret Boulevard, N.W., Minneapolis, Minnesota, hereinafter called "Employee", both of whom understand as follows:

                                   WITNESSETH:

         WHEREAS, is it the desire of AMS to: (1) secure and retain the services of Employee and to provide inducement for him/her to remain in such employment;
(2) to make possible full work productivity by assuring Employee's morale and peace of mind with respect to future security; and (3) to provide a just means for terminating Employee's services at such time as he/she may be unable fully to discharge his/her duties or when AMS may desire to otherwise terminate his/her/her employ, and;

         WHEREAS, it is the desire of AMS to provide certain benefits, establish certain conditions of employment, set working conditions of Employee and protect its confidential and proprietary business and technical information that has been acquired and is being developed by the Company at substantial expense;

         WHEREAS, Employee desires to accept employment under this Agreement.

         For the reasons set forth above, and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1: EMPLOYMENT

         AMS hereby agrees to the employment of the Employee as Vice President of Research and Development, and Employee hereby accepts the employment of AMS, subject to the general supervision and pursuant to the orders, advice, and direction of AMS. Employee shall perform such other duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged in by employer, and shall also additionally render such other related services and duties as may be assigned to him/her from time to time by AMS.

SECTION 2: BEST EFFORTS OF EMPLOYEE

         Employee agrees that he/she will at all times, faithfully, industriously, and to the best of his/her ability, experience, and talents, perform all of the duties that may be required of and from him/her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of AMS. Such duties shall be performed at the principal place of business of AMS as stated above, and at such other place or places as AMS shall in good faith require or as the interest, needs, business, or opportunity of AMS shall require.




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SECTION 3:  EMPLOYMENT AT-WILL

         Nothing in this Agreement is intended to establish any minimum period of Employee's continuing employment, and such employment continues to be on an "at-will" basis. Employee acknowledges that his or her employment with Company is terminable at will at any time by either party.

SECTION 4:  SALARY

         AMS agrees to pay employee for his/her services rendered pursuant hereto an annual base salary of $150,000, payable in installments at the same time as other similar employees of AMS are paid. In addition, AMS agrees to increase said base salary and/or other benefits of Employee in such amounts and to such an extent as AMS may determine that it is desirable to do so on the basis of a salary review of Employee made at the same time as similar consideration is given other employees generally as determined by reference to the personnel policies of AMS.

SECTION 5:  TERMINATION DUE TO DISCONTINUANCE OF BUSINESS

         Anything herein contained to the contrary notwithstanding, in the event that AMS shall discontinue operating its business, or a major part thereof in which the Employee is engaged, then this Agreement shall terminate as of the last day of the month on which AMS ceases its operations or part thereof.

SECTION 6:  OTHER EMPLOYMENT

         Employee shall within normal working hours devote all of his/her time, attention, knowledge and skills solely to the business and interest of AMS, and AMS shall be entitled to all of the benefits, profits, or other issues arising from or incident to all work, services, and advice of Employee during this time. Employee shall not, during the term hereof, be interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any Conflicting Organization as that term is defined in SECTION 12 of this Agreement; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any of his/her surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent Employee from investing or limit Employee's right to invest his/her surplus funds in real estate.

SECTION 7:  RECOMMENDATIONS FOR IMPROVING OPERATIONS

         Employee shall make available to AMS all information of which Employee shall have any knowledge and shall make all suggestions and recommendations that will be of mutual benefit to AMS and himself/herself.

SECTION 8:  SEVERANCE PAY

         If Employee's employment is terminated by AMS for any reason other than Cause, as defined below, death or disability (i) Employee shall continue to receive his/her then base salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of




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such termination periodically, in accordance with AMS's prevailing payroll practices, for a period of six (6) months following the date of such termination (the "Severance Term"); (ii) Employee shall be entitled to receive, in a lump sum, any bonus Employee would have been eligible to receive for the year in which termination occurs, pro-rated based on Employee's period of employment during such year (less any applicable withholding or similar taxes) and (iii) to the extent permissible under AMS's health and welfare plans, Employee shall continue to receive any health and welfare benefits provided to him/her as of the date of such termination during the Severance Term, on the same basis and at the same cost as during employment. Following the end of the Severance Term, Employee shall be entitled to elect health care continuation coverage permitted under Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as if his employment had then terminated. In the event Employee accepts other employment prior to the last date of the Severance Term, Employee shall forthwith notify AMS and AMS shall be entitled to set off from amounts and benefits due Employee under this Section 8 (other than in respect of the bonus) the amounts paid to and benefits received by Employee in respect of such other employment. The payments and benefits to be provided to Employee as set forth in this Section 8 shall be lieu of any and all benefits otherwise provided under any severance pay policy, plan or program maintained from time to time by AMS for its employees. Notwithstanding the March 31, 1999 letter from AMS to Employee, severance payments under this Section 8 shall not be payable if Employee's employment is terminated due to Employee's death.

         For purposes of this Agreement, "Cause" shall mean: (i) Employee's failure, neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by Employee within 30 days of receipt by Employee of written notice from AMS of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal, (ii) any willful or intentional act of Employee that has the effect of injuring the reputation or business of AMS or its affiliates in any material respect; (iii) any continued or repeated absence from AMS, unless such absence is (A) approved or excused by the Chief Executive Officer or (B) is the result of Employee's illness, disability or incapacity; (iv) use of illegal drugs by Employee or repeated drunkenness; (v) conviction of Employee for the commission of a felony; or (vi) the commission by Employee of an act of fraud or embezzlement against AMS.

SECTION 9:  CONFIDENTIAL INFORMATION

         A. Unless employee shall first secure AMS's written consent, Employee shall not disclose or use directly or indirectly at any time either during or subsequent to his/her employment by AMS, any information, or compilation of information that the Employee learns or develops during the course of his/her employment that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use. Such information includes, but is not limited to, trade secrets and may relate to such matters as research and development, manufacturing processes, management systems, product designs, customer lists, and sales and marketing plans and information.





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         B. Upon the request of AMS, Employee shall, in addition to agreeing to be bound by the above provision, execute an "Invention and Confidential Information Agreement" in such form as set out by AMS.

SECTION 10:  EMPLOYEE'S INABILITY TO CONTRACT FOR EMPLOYER

         Notwithstanding anything herein contained to the contrary, Employee shall not have the right to make any contracts or commitments for or on the behalf of AMS without first obtaining the written consent of AMS.

SECTION 11:  DOCUMENTS AND TANGIBLE ITEMS

         All documents and tangible items provided to the Employee by AMS or created by the Employee for use in connection with his/her employment are the property of AMS and shall be promptly returned to AMS on termination of employment together with all copies, recordings, abstracts, notes or reproductions or any kind made from or about the documents and tangible items or the information they contain.

SECTION 12:  NONCOMPETITION

         Employee agrees that, for a period of one year after termination of his/her employment with AMS in any manner, whether with or without cause, Employee will not:

         A. If Employee has been or is employed by AMS in a sales capacity, Employee will not render services, directly or indirectly, to any CONFLICTING ORGANIZATION in connection with the sale, merchandising, education, or promotion of or about CONFLICTING PRODUCTS to any customer of AMS upon whom Employee called, or whose account Employee supervised on behalf of AMS, at any time during the last two years of his/her employment with AMS.

         B. If Employee has been or is employed by AMS in a non-sales capacity, Employee will not render services, directly or indirectly, to any CONFLICTING ORGANIZATION, except that Employee may accept employment with a CONFLICTING ORGANIZATION that is a large diversified organization with separate and distinct divisions which would not be a CONFLICTING ORGANIZATION, provided AMS, prior to Employee accepting such employment, shall receive separate written assurances from such CONFLICTING ORGANIZATION and from Employee, that he/she will not render services directly or indirectly to any division that would be a CONFLICTING ORGANIZATION.

         C. Employee will not employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of AMS's then employees on behalf of any other entity, whether or not such entity is a CONFLICTING ORGANIZATION.

         D. CONFLICTING PRODUCT means any product or process of any person or organization other than AMS, in existence or under development, which resembles or competes with a product or process upon which or with which the Employee worked in either a Sales or Non-sales capacity during the last two years of his/her employment by AMS, or about which Employee acquired confidential information through his/her work with AMS.




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         E. CONFLICTING ORGANIZATION means any person or organization which is engaged in, or about to become engaged in, research on or development, production, marketing or selling of a CONFLICTING PRODUCT.

         F. Employee represents and warrants to AMS that he/she is not currently subject to a non-competition, confidentiality or other such agreement with a former employer which prohibits the Employee from working for AMS.

SECTION 13:  MODIFICATION OF AGREEMENT

         No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as set forth above. The parties further agree that the provisions of this section may not be waived except as herein set forth.

SECTION 14:  SEVERABILITY

         If any provision, or any portion thereof, contained in this Agreement is held to be unconstitutional, invalid, or unenforceable the remainder of this Agreement, or portion thereof, shall be deemed severable, shall not be affected and shall remain in full force and effect. To the extent that any provision of this Agreement is unenforceable because it is overbroad, that provision shall be limited to the extent required by applicable law and enforced as so limited.

SECTION 15:  ENTIRE AGREEMENT

         This Agreement, the offer of employment letter, dated March 29, 1999, from AMS to Employee, the letter dated March 31, 1999, from AMS to Employee and the Invention and Confidential Information Agreement, dated April 26, 1999, between AMS and Employee, contain the complete agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other agreements between the parties. The parties stipulate that neither of them has made any representation, with respect to the subject matter of this Agreement or any representation, including the execution and delivery hereof except such representation as are specifically set forth herein and each of the parties hereto acknowledges that he/she or it has relied on its own judgment in entering into this Agreement. The parties hereto further acknowledge that any payments or representations that my have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his/her or its dealings with the other.

SECTION 16:  TRANSFERABILITY

         The right and obligations of AMS hereunder may be transferred to its successors and assigns. Employee may not, however, transfer or assign his/her rights or obligations in this Agreement.




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SECTION 17:  APPLICABLE LAW

         The validity, enforceability, construction and interpretation of this Agreement shall be governed by the laws of the State of Minnesota.

SECTION 18:  No Adequate Remedy

         Employee understands that if Employee fails to fulfill the Employee's obligations under this Agreement, the damages to AMS would be very difficult to determine. Therefore, in addition to any other rights or remedies available to AMS at law, in equity, or by statute, the Employee hereby consents to the specific enforcement of this Agreement by AMS through an injunction or restraining order issued by an appropriate court.

         IN WITNESS WHEREOF, American Medical Systems, Inc. has caused this Agreement to be signed and executed in its behalf by its Vice President, Human Resources, and the Employee has signed and executed this Agreement, both in duplicate as of the day and year first written above.

/s/ Jan Dick                                    /s/ Johann Neisz
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Jan Dick                                        Johann Neisz
Vice President of Human Resources



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